UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013

AEOLUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer Identification No.)

26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691
(Address of Principal Executive Offices, Including Zip Code)

949-481-9825
(Registrant’s Telephone Number, Including Area Code)

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 20, 2013, Russell Skibsted, Senior Vice President & Chief Financial Officer of Aeolus Pharmaceuticals, Inc. (the “Company”), provided notice that he is resigning from the Company, effective May 31, 2013.

Concurrently with Mr. Skibsted’s resignation, effective May 31, 2013, the Company appointed David Cavalier, an employee of the Company and the Chairperson of the Company’s Board of Directors (the “Board”), to act as interim Chief Financial Officer of the Company and as the Company’s interim principal financial and accounting officer. Mr. Cavalier, age 43, has been the Chairman of the Board since April 30, 2004, and became a full-time employee of the Company in November 2009. Since 2001, he has been a Principal and the Chief Operating Officer of Xmark Opportunity Partners, LLC, a manager of a family of private investment funds (“Opportunity Partners”). From 1995 to 1996, Mr. Cavalier worked for Tiger Real Estate, a $785 million private investment fund sponsored by Tiger Management Corporation. Mr. Cavalier began his career in 1994 in the Investment Banking Division of Goldman, Sachs & Co. working on debt and equity offerings for public and private real estate companies. He received a B.A. from Yale University and an M.Phil. from Oxford University.

There are no family relationships between Mr. Cavalier and any other director or executive officer of the Company. Mr. Cavalier has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K, except as follows:

Effective February 15, 2013, the Company and each of Xmark JV Investment Partners (“JV Partners”), Xmark Opportunity Fund, Ltd. (“Opportunity Ltd.”)  and Xmark Opportunity Fund, L.P. (“Opportunity LP” and, together with JV Partners and Opportunity Ltd., the “Xmark Entities”) entered into a Warrant Repricing, Exercise and Lockup Agreement (the “Xmark Warrant Agreement”) pursuant to which the Company agreed to reduce the exercise price of outstanding warrants to purchase an aggregate of up to 59,149,000 shares of the Company’s common stock held by the Xmark Entities (the “Xmark Warrants”) to $0.01 per share, which was the exercise price that would have resulted automatically from a change in control of the Company or in the event the Company paid a cash dividend or made any other cash distribution to its stockholders.  Prior to the entry into the Xmark Warrant Agreement, the exercise price of the Xmark Warrants covering an aggregate of 55.4 million shares of the Company’s common stock was $0.28 per share, and the exercise price covering an aggregate of 3.8 million shares of the Company’s common stock was $0.50 per share.  In consideration for the reduction of the exercise price of the Xmark Warrants, each of the Xmark Entities agreed to immediately exercise all of the Xmark Warrants by cashless exercise.  The Xmark Warrant Agreement also provides that the Xmark Entities will not transfer the shares issuable upon exercise of the Xmark Warrants (the “Xmark Warrant Shares”) until the Company either (i) declares a cash dividend on its common stock or otherwise makes a cash distribution or (ii) effects a Change of Control, subject in each case to the terms of the Xmark Warrant Agreement.  Opportunity Partners is the investment manager of JV Partners and the sole member of the investment manager of each of Opportunity Ltd. and Opportunity LP, and, as such, possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company held by each of the Xmark Entities.  Mr. Cavalier and Mr. Mitchell D. Kaye, the Co-Managing Members of Xmark Capital Partners, LLC, a Delaware limited liability company, the Managing Member of Opportunity Partners, share voting and dispositive power with respect to all securities of the Company beneficially owned by Opportunity Partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2013	AEOLUS PHARMACEUTICALS, INC.

/s/ John McManus
John McManus
President and Chief Executive Officer